Exhibit 99.1

Howard Bancorp Receives Regulatory Approval for the Acquisition of Patapsco Bancorp, Inc.

ELLICOTT CITY, Md.--(BUSINESS WIRE)--June 9, 2015--Howard Bancorp, Inc. (NASDAQ: HBMD) announced today that it, along with its banking subsidiary, Howard Bank, have received all required regulatory approvals necessary to proceed with the acquisition of Patapsco Bancorp, Inc., and its banking subsidiary, The Patapsco Bank. The transaction will be voted upon by stockholders of both Howard Bancorp and Patapsco Bancorp at meetings scheduled for July 22, 2015. The deal is anticipated to close on or about August 28, 2015, pending stockholder approval.

Upon satisfaction of all closing conditions, including stockholder approval, and closing of the merger, Howard Bank will acquire approximately $220 million in assets, $172 million in loans and assume approximately $183 million in deposits from The Patapsco Bank. The acquisition will increase Howard Bank’s Greater Baltimore branch network to 17 branches, consisting of four branches in Howard County, one branch in Anne Arundel County, four branches in Baltimore County, one branch in Baltimore City, four branches in Harford County, and two branches in Cecil County, MD, and one location in Lancaster County, PA.

Howard Bank Chair and CEO, Mary Ann Scully said, “We are excited to make further progress on this important combination and are proud of the quick approvals received from all three regulatory agencies responsible for reviewing the transaction. We look forward to welcoming Patapsco stockholders, working with Patapsco’s employees and serving the customers of Patapsco Bank in the upcoming weeks.”

About Howard Bank

Howard Bancorp is a bank holding company with total assets of $710 million as of March 31, 2015. Its principal operating subsidiary, Howard Bank, headquartered in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through its full service branches and regional offices in Annapolis, Rising Sun, Timonium and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp (NASDAQ: HBMD).

For information, call 410-750-0020 or visit www.howardbank.com.

Cautionary Statements about Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the Merger and the impact of the Merger on Howard. These statements are based upon the beliefs of the managements of Howard and Patapsco as to the expected outcome of future events and judgments about the ability of the parties to successfully consummate the merger, which by their nature are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required stockholder approvals and the possibility that one or more of the other conditions to the consummation of the merger may not be satisfied. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on such forward-looking statements.

Additional Information Regarding the Proposed Merger

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This report contains statements relating to a proposed merger between Howard and Patapsco that is the subject of joint proxy statement/ prospectus included in an amendment to Howard’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2015.

This press release is not a substitute for the joint proxy statement/prospectus or any other document that Howard has filed or may file with the SEC or that Howard or Patapsco has sent or may send to its stockholders in connection with the Merger and their respective boards of directors’ solicitation of proxies in connection therewith. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC OR SENT TO STOCKHOLDERS, INCLUDING THE FINAL JOINT PROXY STATEMENT/ PROSPECTUS, AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Copies of the documents filed with the SEC by Howard will be available free of charge on Howard’s website at www.howardbank.com under the tab “Investor Relations” and then under the heading “SEC Documents” or by contacting George C. Coffman at (410) 750-0020. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1 800 SEC 0330.

Howard, Patapsco and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Howard and Patapsco in connection with the transaction. Information about the directors and executive officers of Howard and Patapsco and the interests of these participants and other persons who may be deemed participants in the merger is set forth in the joint proxy statement/prospectus referred to above.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully, 410-750-0020